Exhibit 99.2

Q2 2022

Letter to

Shareholders

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	Q2 2022	Q2 2021	Q1 2022
Revenue	$417M	$235M	$262M
Net Income / (Loss)	$31M	$(40)M	$(34)M
Adjusted EBITDA (1)	$109M	$25M	$27M
(1)
Consolidated adjusted EBITDA is a non-GAAP profit measure and is defined as net income (loss) plus: (1) provision (benefit) for income taxes; (2) other income (expense), net; (3) depreciation and amortization; (4) stock-based compensation and other stock-settled obligations; (5) goodwill, intangible asset, and long-lived asset impairments; (6) legal reserves and settlements; (7) restructuring and other related reorganization costs; and (8) non-recurring expenses and income. See ”Use of Non-GAAP Financial Measures.”

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Letter to Shareholders

We are extremely pleased with our results in the second quarter of 2022, which mirror the strength we saw as leisure travel continued to return, and are also a testament to the strong execution of the team. We saw strong performance across our experiences offerings, and European travel saw a strong uptick. Across all our offerings, our trusted brand and rich content helped millions of travelers research trips, find the right accommodations and experiences, and choose where to dine.

These factors resulted in consolidated results this quarter at nearly 2019 revenue levels. We saw a steep sequential pickup in our Tripadvisor Core segment. We saw the strongest recovery across our Viator and TheFork segments, exceeding 2019 revenue levels across those segments in the quarter. In addition to our top line performance, our results exemplify the flexibility that our profit profile provides–with our very profitable Tripadvisor Core offerings able to fund investment in building out long-term revenue growth across the business.

Although travel is possibly also impacted by the macro trends of inflation and consumer sentiment, we point out that travel and our business have performed strongly throughout Q2 and the recovery versus 2019 has continued regardless of any macro factors. In fact, we anticipate revenue to continue to improve versus 2019 in Q3.

Finally, we are introducing new segments this quarter, which we believe better present our businesses. Starting this quarter, reportable segments within Tripadvisor, Inc.’s consolidated results include: 1) Tripadvisor Core, 2) Viator, and 3) TheFork. We believe this segment presentation will be helpful to investors given the strong P&L leadership in place, distinct growth and profit margin profiles between Tripadvisor Core segment and our faster growing Viator and TheFork segments, and unique business models. We also believe that the additional details and insight will help better present the potential for unlocking value.

To ensure that investors have a basis for comparison, we have provided supplemental information, including a re-cast of quarterly segment revenue and segment adjusted EBITDA starting in Q1 FY2019, posted concurrently with this shareholder letter, as well as in the supplemental financial information file, posted to the Investor Relation section of our website at http://ir.tripadvisor.com.

Second Quarter 2022 Consolidated Financial Results

Second quarter revenue was $417 million, growing 77% year over year, and reaching 99% of 2019 levels. Revenue recovery was driven by strong performance in our Viator and TheFork segments, as well as in Tripadvisor-branded hotels revenue. We saw continued improvements in each month of the quarter. Revenue in Q2 2019 included approximately $13 million, or 3% of Q2 2019 revenue, related to SmarterTravel and China businesses, which no longer contribute to revenue.

Trends since the same period a year ago have improved significantly, and are at nearly double the recovery levels seen in Q2 2021. A year ago, Europe was still significantly behind the U.S. across key revenue streams such as hotel auction, and as a destination in experiences, as well as in metrics such as unique users, hotel shoppers, and cost per click. We were pleased to see Europe close the gap with the U.S. this quarter in recovery rates across these metrics.

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Recovery in experiences continues to stand out with revenue well above 2019 levels the last two quarters in Viator, and with increased bookings to European destinations.

We are subject to fluctuations in foreign currency, primarily with the EUR, which declined this quarter against the USD. We estimate that in Q2 2022, changes in foreign currency were a headwind of approximately 9 percentage points of revenue growth versus Q2 2021.

Net income for Q2 2022 was $31 million, compared to a net loss of $40 million in the same period a year ago.

Consolidated adjusted EBITDA in Q2 2022 was $109 million, or 26% of revenue, as compared to adjusted EBITDA of $25 million, or 11% of revenue, in Q2 2021.

The improvement in net loss and consolidated adjusted EBITDA was driven primarily by increases in revenue, which more than offset increases in marketing expense and higher fixed and discretionary costs in Q2 2022 when compared to Q2 2021. Year over year, we also had a benefit of approximately $11 million related to a COVID-19 subsidy payment in TheFork segment in Q2 2022.

We ended the quarter with $1.05 billion in cash and cash equivalents.

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Tripadvisor Core Segment

Included in this segment is revenue from our Tripadvisor branded hotels, display and platform, Tripadvisor experiences and dining revenue, and other revenue derived from adjacent offerings, including rentals, flights and cars, and cruise, including some non-Tripadvisor branded revenue in our cruise and rentals offerings.

All revenue contributors to the Tripadvisor Core segment saw improvement from Q1 2022 as a percent of 2019. Tripadvisor branded hotels revenue, which was 89% of 2019 levels, and Tripadvisor experiences and dining revenue, which was 117% of 2019 levels, saw the strongest improvements from last quarter. Display and platform revenue also had solid performance at 86% of 2019 levels. We believe our results demonstrate that our brand is well-positioned in the marketplace and we continue to see opportunities to further fortify our offerings in the future.

In Q2 2022, Tripadvisor Core segment revenue was $274 million, reflecting year over year growth of nearly 50%, and reaching 84% of 2019 levels. Revenue in Q2 2019 included approximately $13 million, or 4% of Tripadvisor Core segment revenue, related to SmarterTravel and China businesses, which no longer contribute to revenue.

Adjusted EBITDA in the Tripadvisor Core segment in Q2 2022 was $116 million, or 42% of segment revenue compared to $49 million, or 27% of segment revenue in Q2 2021. Year over year, Tripadvisor Core segment adjusted EBITDA benefited from significant improvements in revenue, which offset the increases in online traffic spend year over year. Notably, at 42% of segment revenue in Q2, segment adjusted EBITDA margin exceeded pre-pandemic margins for the same period in 2019.

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Tripadvisor Branded Hotels

Our branded hotels revenue stream, which includes our hotel auction and B2B subscription offerings, grew 44% year over year, reaching $188 million, or 89% of 2019 levels, a pick up from 63% of 2019 levels in Q1 2022.

In our hotel auction, we’ve seen continued improvement across geographies, picking up strongly from last quarter. Europe in particular saw a steeper sequential improvement, and narrowed the gap with the U.S. in Q2. Rest of World continues to lag, though it also saw a steep improvement sequentially.

Our Hotel B2B revenue stream also increased sequentially as a percent of 2019 levels. We expect to see some improvement in Hotel B2B in the 2H of the year, though we expect this to continue to lag the rate at which hotel auction is recovering. This lag has been due in part to the ramp of our salesforce, which we have been working to improve.

Display & Platform

Display & Platform continues on its path to recovery. Revenue in Q2 2022 was $37 million, reflecting 42% year over year growth and reaching 86% of 2019 levels. We believe our trusted brand and reach are advantages we can better leverage as we continue to work with both endemic and non-endemic advertising partners. Given our position in the ecosystem, and insight into travelers and trends, we see an opportunity to help our partners as they seek to drive strong return on their spend.

Tripadvisor Experiences & Dining

Revenue in our Tripadvisor point-of-sale (POS) experiences and dining was $35 million in Q2 2022, or 117% of 2019 levels.

Revenue from Tripadvisor experiences is derived primarily from intercompany (intersegment) marketing fees paid by Viator to Tripadvisor for experiences that originated on the Tripadvisor POS and fulfilled by Viator, and is eliminated on a consolidated basis. The recovery in this revenue stream also reflects the demand for experiences and the higher-growth nature of this category of travel. Revenue that came through this channel exceeded 2019 levels in Q2 2022. Our Tripadvisor dining revenue, which is primarily revenue from marketing to restaurants and diners, including advertising revenue, also exceeded 2019 levels in Q2 2022.

Other

Revenue from other offerings, which includes cruises, rentals, flights, and cars, was $14 million, or 33% of 2019 levels. In Q2 2019 we had approximately $13 million in revenue related to the SmarterTravel and China businesses, which no longer contribute to revenue, and were 30% of Q2 2019 Other revenue. Other revenue has also seen significant impact of the pandemic in some of these offerings, such as cruises, the de-emphasis in marketing across others, such as our rentals and flights offerings, restructuring activities, and the subsequent sale of SmarterTravel in 2020.

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Viator Segment

Included in this segment is revenue generated from the booking of tours, attractions, and activities transacted through the Viator point of sale, including revenue generated from third party distribution partners, including the Tripadvisor point of sale and third party points of sale.

In Q2 2022 revenue in our Viator segment was $136 million, reflecting year over year growth of 240% and reaching 160% of 2019 levels. As in other parts of the business, Viator revenue saw month over month improvements within the quarter. We also saw a return across geographies throughout the quarter, and particular strength in bookings for European destinations as travel between North America and Europe picked up.

Starting in Q3 2021, the revenue recovery in Viator began to accelerate at a relatively fast pace. Revenue generated from the Viator point of sale has shown the strongest performance across our business. The step up in revenue from $56 million last quarter was driven by seasonality and what we believe to be a combination of pent up demand for travel, the secular shift as the experiences travel category expands and moves online, and our efforts to grow our competitive position.

Turning to metrics, gross bookings value (GBV) was approximately $800 million, or approximately 186% of 2019 levels. Year over year, GBV grew approximately 164% from approximately $300 million in Q2 2021. GBV is reported at the time of booking and is gross of cancellations, whereas revenue is recorded at the time of the experience, and is net of cancellations. Year over year, cancellation rates are flat, but remain higher than pre-pandemic cancellation rates.

Viator GBV as % of 2019 Levels
70%
90%
112%
144%
186%
Q2 FY21
Q3 FY21
Q4 FY21
Q1 FY22
Q2 FY22

Despite significant ongoing growth investments in Viator, in Q2 2022 our adjusted EBITDA margin improved versus the same periods in 2019 and 2021. As we noted last quarter, Viator on a standalone basis operated at an adjusted EBITDA loss through 2020 and 2021, and as revenue has benefitted from the recovery, so has adjusted

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EBITDA. The majority of expenses in Viator continue to be in sales and marketing, including inter-company affiliate marketing fees to Tripadvisor Core and third parties.

We remain excited about the opportunity in Viator. The business operates in a large global market, which is estimated to be over $250 billion in gross bookings by 2024 bookings1. The vast majority of this opportunity is booked through traditional, offline sources, with approximately 20% of these gross bookings booked online1, which is significantly lower in penetration relative to online bookings in categories such as air or hotels.

On the demand side, we continue to see good opportunities to bring customers to our platform at attractive economics. Our unit economics are further enhanced by consistent revenue retention rates, which we believe will position us to build a large base of repeat revenue, with low marketing costs. As such, we are focusing our investment on both acquiring new users and driving better retention rates.

On the supplier side, we work with approximately 50,000 operators, the majority of whom are micro-businesses. The Viator platform provides a channel for them to reach more customers through Viator and our partners. We also see an opportunity to drive more value for them, whether through our marketing programs targeted at improving their listings, or with our software solutions.

We see our position as key to our ability to capture more market share–the confluence of travel, content, online booking capabilities, and guidance, combined with relationships with thousands of operators, creates a marketplace dynamic that is resulting in high growth. We expect to continue to invest in marketing, including in discretionary brand spend in the second half of 2022.

We continue to believe there are multiple opportunities to crystalize value with this very strategic market leader in a rapidly growing category of travel given the ample opportunity to build and scale our traveler and operator base, technology, and brand awareness.

1 Arival, Phocuswright.

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TheFork Segment

Included in this segment is revenue generated from the booking of reservations through TheFork point of sale, which includes revenue generated primarily by restaurant seating fees via our online reservation system.

TheFork revenue is primarily European based, with operations in all major European markets. Revenue in TheFork reached $32 million in Q2 2022, growing 78% year over year, and reaching 103% of 2019 levels. In the same period a year ago, restrictions were still largely in place in Europe but, since then, as we’ve seen restrictions relax, we’ve also seen the direct benefit to revenue as diners returned to restaurants.

Changes in foreign currency negatively impacted Q2 2022 revenue due primarily to the decline of the EUR against the USD. We estimate that in Q2 2022, changes in foreign currency were a headwind of approximately 22 percentage points of revenue growth rates versus Q2 2021, and estimate that revenue recovery rates versus 2019 would have been approximately 5 percentage points higher.

The number of bookings at TheFork grew 89% year over year and reached 118% of 2019 levels.

TheFork Number of Bookings as % of 2019 Levels
63%
93%
87%
106%
118%
Q2 2021
Q3 2021
Q4 2021
Q1 2022
Q2 2022

Adjusted EBITDA loss in Q2 2022 was $7 million. During the quarter, our investment in marketing picked up with our pan-European seasonal campaign, TheFork Festival. As noted last quarter, pre-pandemic, sales and marketing was the largest component of costs and remains so today. As restrictions have eased and dining has begun to return to pre-pandemic levels, we have increased investment in marketing, including in brand building in certain European markets. This quarter, this increased spend was also offset by the benefit of approximately $11 million of COVID-19-related government subsidies.

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As a reminder, revenue at TheFork is primarily earned through per-seated diner charges paid by restaurants. These relationships and sign-ups with restaurants are driven through a salesforce that introduces restaurants to the value proposition of doing business with TheFork, as we drive diners to them through TheFork app and website. Expanding our supply of restaurants enables us to drive more seated diners and therefore revenue. With a market opportunity of over 500,000 restaurants in our top five countries alone2, we see room to continue to create value for restauranteurs.

For potential diners, we offer a reservations platform that provides visibility into most restaurants, including menus and pricing information, reviews, as well as the ability to reserve a seat. In addition to access directly through the app, we drive reservations through our own desktop site, search partners, and other websites. For travelers using the Tripadvisor site to reserve a table, TheFork pays an affiliate marketing fee for the booking to Tripadvisor, which for segment reporting purposes is shown as Tripadvisor revenue and is then eliminated on a consolidated basis.

We’ve seen strong growth driven opportunities in expansion of our value proposition on both the restaurant supply and diner demand side. For TheFork, 2022 is a year of significant investment versus 2019. We are making investments in our technology stack and funding strategic areas such as TheFork Pay. We believe these investments will have attractive returns post- 2022. We also continue marketing investment with a strong lifetime value to cost of acquisition profile.

As a result, this fiscal year, we expect that growth in variable and fixed and discretionary costs will outpace revenue recovery relative to pre-pandemic levels. Given this investment, we expect our losses in this segment to continue in the near future; however, we expect to drive significant adjusted EBITDA margin improvement in 2023. We believe these investments will fortify our position in Europe and drive an innovative agenda to drive future growth.

2 Euromonitor March 2021

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Outlook

(As a reminder, we endeavor to be as accurate as possible with our forward-looking commentary; however, a number of factors outside of our control can limit our visibility into future financial performance and can cause our results to vary materially from our current expectations.)

Our performance in Q2 was excellent and we were pleased to nearly reach 2019 revenue levels on a consolidated basis earlier in the year than anticipated. We’ve seen steady, improving momentum since February. The last two quarters, demand has been strong, and we’ve exceeded our own expectations. To date, we have not seen signs of slowdown from macro pressures. Visibility has been improving, but is still uncertain.

Like many in the travel industry, we have seen that consumers were still spending on travel, despite some of the macro uncertainties, the geopolitical atmosphere, and even lingering COVID-19 flare-ups. However, as we embark on the 2H, it’s difficult to predict the probability, or the magnitude, of macro weakness, or of currency movements, and how they might impact the 2H of 2022 and the start of 2023.

Despite these factors, we expect modest improvement from Q2 recovery levels across segments, and flattening in the 2H, partly driven by the impact of currency.

For 3Q, we expect:

•
Consolidated revenue higher than 2019 by low- to mid-single digit percentage points
•
Consolidated adjusted EBITDA margin of the low- to mid-20s as a percent of revenue

We expect a seasonal step down in consolidated adjusted EBITDA margin in Q4 versus Q3. In addition, in 2H we expect to partly reinvest the Q2 2022 COVID-19 related benefit in TheFork.

We are very pleased with our 1H performance and the recovery trend. Our reinvestment plans remain in place given the returns we have seen to date in revenue and our desire to scale our high growth businesses for the future. We are also excited about the value we continue to drive for travelers across all of our brands and offerings. We look forward to our next update.

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Earnings Webcast

Tripadvisor management will host a conference call to discuss results as well as forward-looking information at 8:30 a.m. ET on August 5, 2022. The link to the live webcast, as well as the audio replay, will be made available on Tripadvisor’s Investor Relations website at http://ir.tripadvisor.com.

Investor relations contact

ir@tripadvisor.com

Media contact

uspr@tripadvisor.com

Forward-Looking Statements

These prepared remarks contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The following words, when used, are intended to identify forward-looking statements: “anticipate,” “believe,” “could,” “estimate,”

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“expect,” “intend,” “may,” “might,” “plan,” “project,” “target,” “should,” “will,” and similar expressions which do not relate solely to historical matters. We caution investors that any forward-looking statements in these prepared remarks, or which management may make orally or in writing from time to time, are based on management’s beliefs and on assumptions made by, and information currently available to, management. Such statements are subject to risks, uncertainties and assumptions and are not guarantees of future performance, which may be affected by known and unknown risks, trends, uncertainties and factors that are beyond our control. Some of the risks and uncertainties that may cause our actual results, performance or achievements to differ materially from those expressed or implied by forward-looking statements are more fully described in Part I. Item 1A. "Risk Factors" of our Annual Report on Form 10-K. Moreover, we operate in a rapidly changing environment. New risk factors emerge from time to time and it is not possible for management to predict all such risk factors, nor can we assess the impact of all such risk factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. We caution you that, while forward-looking statements reflect our good faith beliefs when we make them, they are not guarantees of future performance and are impacted by actual events when they occur after we make such statements. We expressly disclaim any responsibility to update our forward-looking statements, whether as a result of new information, future events or otherwise.

Investors should also refer to our quarterly reports on Form 10-Q for future periods and current reports on Form 8-K as we file them with the SEC and to other materials we may furnish to the public from time to time through current reports on Form 8-K or otherwise, for a discussion of risks and uncertainties that may cause actual results, performance or achievements to differ materially from those expressed or implied by forward-looking statements.

Use of Non-GAAP Financial Measures

These prepared remarks may include references to non-GAAP measures, such as consolidated adjusted EBITDA (including forecasted consolidated adjusted EBITDA), consolidated adjusted EBITDA margin, free cash flow, and constant currency measurements, such as, non-GAAP revenue before effects of foreign exchange, and adjusted EBITDA before effects of foreign exchange, which are considered non-GAAP financial measures as they are not prepared in conformity with accounting principles generally accepted in the United States (“GAAP”). These non-GAAP financial measures are not prepared under a comprehensive set of accounting rules and, therefore, should only be reviewed alongside results reported under GAAP.

We encourage investors to review our earnings press release as it contains important information about our financial results, including tabular reconciliations to the most directly comparable GAAP financial measure, definitions, limitations and other related information about these non-GAAP financial measures. We have not reconciled consolidated adjusted EBITDA guidance to projected consolidated GAAP net income (loss) because we do not provide guidance on GAAP net income (loss) or the reconciling items between adjusted EBITDA and GAAP net income (loss), as a result of the uncertainty regarding, and the potential variability of, certain of these items. Accordingly, a reconciliation of the non-GAAP financial measure guidance to the corresponding GAAP measure is not available without unreasonable effort.

The earnings press release in addition to other supplemental financial information is available on the Investor Relations section of our website at http://ir.tripadvisor.com/. The earnings press release is also included as Exhibit 99.1 to our Current Report on Form 8-K as furnished to the SEC on August 4, 2022, which is available on the Investor Relations section of our website at http://ir.tripadvisor.com/ and the SEC’s website at www.sec.gov.

Key Business Metrics & Definitions

We review a number of metrics, including, but not limited to, average monthly unique users, hotel shoppers, cost-per-click, gross booking value for experiences, seated diners, dining bookings, and other metrics, to evaluate our business, measure our performance, identify trends affecting our business, formulate business plans and make strategic decisions. While these numbers are based on what we believe to be reasonable estimates for the applicable period of measurement, there are inherent challenges in measuring usage and user engagement across our large user base around the world. For example, a single user may have multiple member accounts or browse the internet on multiple browsers or devices, some users may restrict our ability to accurately identify them across visits, and we are not always able to capture user information on all of our platforms. As such, the calculations of our unique users

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may not accurately reflect the actual number of people or organizations using our platform. Our metrics are also affected by applications that automatically contact our servers for regular updates with no discernible user action involved, and this activity can cause our system to count the users associated with such applications as active users on the day or days such contact occurs. As such, the calculation of some of the metrics presented may be affected as a result of this activity. We regularly review our process and may adjust how we calculate our internal metrics to improve their accuracy.

Variable expense primarily includes costs related to revenue generation, as well as traffic generation costs.

Fixed & discretionary expense primarily includes all other expenses such as compensation costs (including outsourced services), broadcast advertising, G&A and other discretionary costs, not including depreciation, amortization, restructuring and other related reorganization costs, stock-based compensation, interest expense, or income taxes.

Tripadvisor, the world's largest travel guidance platform*, helps hundreds of millions of people each month** become better travelers, from planning to booking to taking a trip. Travelers across the globe use the Tripadvisor site and app to discover where to stay, what to do and where to eat based on guidance from those who have been there before. With more than 1 billion reviews and opinions of nearly 8 million businesses, travelers turn to Tripadvisor to find deals on accommodations, book experiences, reserve tables at delicious restaurants and discover great places nearby. As a travel guidance company available in 43 markets and 22 languages, Tripadvisor makes planning easy no matter the trip type.

Subsidiaries of Tripadvisor, Inc. (Nasdaq:TRIP), own and operate a portfolio of travel media brands and businesses, operating under various websites and apps, including the following websites: www.bokun.io, www.cruisecritic.com, www.flipkey.com, www.thefork.com, www.helloreco.com, www.holidaylettings.co.uk, www.housetrip.com, www.jetsetter.com, www.niumba.com,www.seatguru.com, www.singleplatform.com, www.vacationhomerentals.com, and www.viator.com.

*Source: SimilarWeb, unique users de-duplicated monthly, June 2022

**Source: Tripadvisor internal log files

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